Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

September 13, 2013

Zoetis Inc.

Florham Park, New Jersey

Re: Registration Statement on Form S-4 of Zoetis Inc.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 14, 2013 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York